                                                                                  EXHIBIT 11

                               REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                                 UNAUDITED
                                    (In thousands except per share data)
                                                     Nine Months Ended        Three Months Ended
                                                       September 30,             September 30,
                                                  ----------------------    ----------------------
                                                    1996         1995         1996         1995
                                                  ---------    ---------    ---------    ---------
Primary:

    Earnings:
        Net income                                $ 310,294    $ 193,792    $ 107,652    $  95,188
        Less preferred stock dividends              (23,567)     (28,402)      (7,975)      (8,177)
                                                  ---------    ---------    ---------    ---------

        Net income applicable to
           common stock                           $ 286,727    $ 165,390    $  99,677    $  87,011
                                                  =========    =========    =========    =========

    Shares:
        Average number of common and
           common equivalent shares outstanding      55,711       53,334       55,396       55,316
                                                  =========    =========    =========    =========

    Net income per common share                   $    5.15    $    3.10    $    1.80    $    1.57
                                                  =========    =========    =========    =========

Fully Diluted:

    Earnings:
        Net income applicable to
           common stock                           $ 286,727    $ 165,390    $  99,677    $  87,011

        Add dividends applicable to
           convertible preferred stock                    -        5,920            -           98
                                                  ---------    ---------    ---------    ---------

        Net income applicable to
           common stock as adjusted               $ 286,727    $ 171,310    $  99,677    $  87,109
                                                  =========    =========    =========    =========

    Shares:
        Average number of common and
           common equivalent shares outstanding      55,711       53,334       55,396       55,316

        Add shares assumed issued upon
           exercise of stock options                      -          181            -          170

        Add shares assumed issued upon
           conversion of preferred stock                  -        2,645            -          806
                                                  ---------    ---------    ---------    ---------

        Average number of common shares
           outstanding as adjusted                   55,711       56,160       55,396       56,292
                                                  =========    =========    =========    =========

    Net income per common share                   $    5.15    $    3.05    $    1.80    $    1.55
                                                  =========    =========    =========    =========
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